For period ending 12/31/04

File number 811 - 116



77(C). Matters submitted to a vote of security holders.

a) Meeting of shareholders - July 30, 2004

  (1) Directors elected:

      Louise H. Bryson, Mary Anne Dolan, Martin Fenton, Leonard R. Fuller, Claudio X. Gonzalez Laporte, Paul G. Haaga, Jr., James B. Lovelace, John
      G. McDonald, Bailey Morris-Eck, Richard G. Newman, Donald D. O'Neal, Olin
      C. Robison, James F. Rothenberg, R. Michael Shanahan, William J. Spencer.

  (2) Ratification or rejection of the selection by the Board of Directors of PricewaterhouseCoopers LLP as the independent accountant

      Votes:         Affirmative               Against                Abstain

                     1,607,433,955             8,002,381             21,127,135